Exhibit 10.5

Cancer Prevention Pharmaceuticals, Inc. 1760 E. River Road, Suite 250 Tucson, AZ 85718 Phone: 520-908-7774

January 20, 2011

Jeffrey Jacob

Dear Jeffrey:

It is our pleasure to offer you employment at Cancer Prevention Pharmaceuticals, Inc. (CPP) as Chief Executive Officer for the Company. Your place of work will be the CPP headquarters at 1760 E. River Road, Suite 250, Tucson, AZ 85718 beginning January 24, 2011. The following outlines the key elements of your employment:

1.	Salary; Equity Awards

Your starting annual salary will be $60,000.00 payable in bi-weekly installments and subject to deductions for taxes and other withholdings as required by law and the polices of the Company.

Your annual salary will be subject to adjustment based on an annual review of your performance during the previous year, the Company’s overall performance during that year, and the Company’s policy then in effect for salary adjustments. The first review of your performance and annual salary will occur at the end of the Company’s fiscal year following the first full year of employment.

Management will recommend to the Company’s board that you be granted stock options under CPP’s Stock Option Plan, the amount of exercise price and vesting schedule of which will be presented to the Company’s Board of Directors for consideration and approval.

2.	Benefits

You will be eligible to participate in the Company’s benefit programs. These programs include:

a.	Medical, dental, and vision insurance for you and your dependents, which may require a modest contribution on your part based on Company policy.

b.	The Company’s Stock Option Plan. In addition to the initial award described above, you may be eligible for additional awards in recognition of your service.

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c.	Ten paid holidays, (New Year’s Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving-2 days, Christmas-2 days, and one “floating holiday” defined per company policy.

d.	Paid time off (PTO) is accrued throughout the duration of employment, including ten paid vacation days.

e.	Reimbursement of business expenses in accordance with Company policy in effect at the time.

3.	Duties and Responsibilities

The Chief Executive Officer is classified as a regular full-time exempt position. Your duties and responsibilities include overseeing all operations of the company, developing and implementing company strategic goals and objectives, managing company strategy to bring our drug through FDA approval to market, overseeing all drug development management activities, managing all regulatory filings, managing all fund raising activities, managing the company’s financial and physical resources.

4.	Start Date

It is recognized that your duties will begin on January 24, 2011.

As a condition to your accepting employment, you must sign and deliver to the Company its standard Employee Intellectual Property, Confidentiality and Non-Compete Agreement before your start date.

This letter is not to be considered a contract guaranteeing employment for any specific duration; although both parties have the intention of establishing an employment contract that will revise your compensation, benefits and other terms commensurate with industry standards for your position. As an at-will employee, both you and the Company have the right to terminate your employment at any time.

This offer for employment is in effect for ten days. If not accepted by the end of that ten-day period, the offer for employment will be deemed withdrawn.

We are looking forward to your joining Cancer Prevention Pharmaceuticals.

Sincerely,

/s/ Eugene Gerner
Eugene Gerner	Agreed to and Accepted by:
CSO
/s/ Jeffrey Jacob

	Date	1/20/2011

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